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Pricing Supplement dated November 22, 2005 	                      Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                         File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                TOYOTA MOTOR CREDIT CORPORATION

                  Medium-Term Note, Series B - Floating Rate
_____________________________________________________________________________________
Principal Amount: $50,000,000			Trade Date: November 22, 2005
Issue Price: See "Additional Terms of the	Original Issue Date: November 29, 2005
  Notes - Plan of Distribution"
Initial Interest Rate:  See "Additional 	Net Proceeds to Issuer: $50,000,000
  Terms of the Notes - Interest"		Principal's Discount
Interest Payment Period: Monthly	 	   or Commission: See "Additional Terms
Stated Maturity Date: November 29, 2007		   of the Notes - Plan of Distribution"
______________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
      [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
      [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
              (Fixed Interest Rate): 			   Date):
      [ ]  Other Floating Rate Note				  (Fixed Interest Rate):
              (see attached)

      Interest Rate Basis: [ ] CD Rate  [ ] Commercial Paper Rate  [ ] Prime Rate
                  [ ] Eleventh District Cost of Funds Rate  [ ] Federal Funds Rate
                  [ ] LIBOR	 [ ] Treasury Rate  [X] Other (2-Year CMS Rate - see attached)
                              If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                                [ ]  Telerate Page: 3750

      Initial Interest Reset Date: December 29, 2005	   Spread (+/-): -0.27%
      Interest Rate Reset Period: Monthly		   Spread Multiplier:  N/A
      Interest Reset Dates: the 29th of each		   Maximum Interest Rate: N/A
         calendar month, commencing December 29, 2005;     Minimum Interest Rate: 0.0%
         February reset date is the 28th of that month
      Interest Payment Dates: the 29th of each 		   Index Maturity: Daily
         calendar month, commencing December 29, 2005; 	   Index Currency: U.S. dollars
         February payment date is the 28th of that month

Day Count Convention:
     [X]  30/360 for the period from November 29, 2005 to November 29, 2007
     [ ]  Actual/360 for the period from	to
     [ ]  Other (see attached)

Redemption:
     [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]	The Notes may be redeemed prior to Stated Maturity Date.
                Initial Redemption Date: N/A
                Initial Redemption Percentage: N/A
                Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
                Repayment Price:     %

Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	             ___________________________

                           MORGAN STANLEY

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                    ADDITIONAL TERMS OF THE NOTES

Further Authorizations

            Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to the 2-Year CMS Rate on November 25, 2005 minus 0.27%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the 2-Year CMS Rate on the related Interest Determination Date minus 0.27%. The Interest Determination Date with respect to the Notes will be two Business Days immediately prior to each related Interest Reset Date.

            "2-Year CMS Rate" is the rate for U.S. dollar swaps with a constant maturity of 2 years, expressed as a percentage, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and which appears on the Reuters Screen ISDAFIX1 Page (rounded to the nearest third decimal place (one thousandth of a percentage point)) as of 11:00 a.m., New York City time; provided that if such rate or a successor thereto is not provided, the method of calculating such rate has been changed in a material way or Reuters Screen ISDAFIX1 Page or an equivalent publication source is not displayed, then the 2-Year CMS Rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Minimum Denomination

       Each Note will be issued in a minimum denomination of $50,000 and in $1,000 increments thereafter.

Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated ("Morgan Stanley") (the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley. Morgan Stanley will receive a discount or commission equal to the difference between the resale prices and the proceeds to TMCC.

            Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.